UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 7, 2021

GENERAL MOTORS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-34960	27-0756180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Renaissance Center

Detroit, Michigan 48265-3000

(Address of principal executive offices, including zip code)

(313) 667-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	GM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

See Item 2.03 below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 7, 2021, General Motors Company (“GM”) entered into a Fourth Amended and Restated 3-Year Revolving Credit Agreement and a Third Amended and Restated 364-Day Revolving Credit Agreement, each with JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, and the other lenders named therein (collectively, the “Facilities”). The Facilities are unsecured and consist of a three-year, $4.3 billion facility (the “3-Year Facility”) and a 364-day, $2.0 billion facility (the “364-Day Facility”). The 3-Year Facility matures on April 7, 2024 and the 364-Day Facility matures on April 6, 2022.

The Facilities are available to GM as well as certain of its wholly owned subsidiaries. However, GM has allocated the 364-Day Facility for exclusive use by General Motors Financial Company, Inc. The 3-Year Facility allows for borrowing in U.S. Dollars and other currencies. The 364-Day Facility allows for borrowing in U.S. Dollars only.

GM has guaranteed the obligations of subsidiary borrowers under the Facilities. Consistent with the terms of GM’s current revolving credit facilities, if GM fails to maintain an investment grade corporate rating from two or more of the following credit rating agencies: Fitch Ratings, Moody’s Investor Service and Standard & Poor’s, GM will be required to cause certain of its domestic subsidiaries to guarantee its obligations under the terms of the Facilities.

Interest rates on obligations under the Facilities are based on prevailing annual interest rates for Eurodollar loans or an alternative base rate, both subject to an applicable margin. This applicable margin will be based upon the credit rating assigned to the Facilities or to senior, unsecured long-term indebtedness of GM.

The Facilities contain representations, warranties and covenants that are typical for these types of facilities. These covenants include restrictions on mergers or sales of assets and secured debt borrowings, subject to exceptions and limitations. The Facilities also require that GM maintain at least $4.0 billion in global liquidity and at least $2.0 billion in U.S. liquidity.

On April 7, 2021, GM also entered into Amendment No. 1 (the “Amendment”) to its Third Amended and Restated 5-Year Revolving Credit Agreement, dated as of April 18, 2018 with JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, and the other lenders named therein (the “5-Year Facility”). The 5-Year Facility is unsecured and provided available borrowing capacity of $10.5 billion prior to the effectiveness of the Amendment. The Amendment increases the total borrowing capacity of the 5-Year Facility to $11.2 billion.

Pursuant to the Amendment, among other things, the termination date for a $9.9 billion portion of the 5-Year Facility was extended by three years, now set to mature on April 18, 2026 (the termination date of April 18, 2023 for the remaining portion of the 5-Year Facility remains unchanged). The other material terms and conditions set forth in the Third Amended and Restated 5-Year Revolving Credit Agreement remain unchanged. For a description of the Third Amended and Restated 5-Year Revolving Credit Agreement, see GM’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on April 20, 2018.

Some of the lenders under the Facilities and the Amendment, and their affiliates, have various relationships with GM and its subsidiaries involving the provision of financial services, including cash management, investment banking, trust and leasing services, and foreign exchange and other derivative arrangements.

The foregoing description does not constitute a complete summary of the Facilities or the Amendment and is qualified by reference in its entirety to the full text of the Facilities and the Amendment filed herewith.

Item 9.01 Financial Statements and Exhibits

Exhibit	Description

10.1†	Fourth Amended and Restated 3-Year Revolving Credit Agreement among General Motors Company, General Motors Financial Company, Inc., General Motors do Brasil Ltda., the subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Citibank, N.A., as syndication agent

10.2†	Third Amended and Restated 364-Day Revolving Credit Agreement among General Motors Company, General Motors Financial Company, Inc., the subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Citibank, N.A., as syndication agent

10.3†	Amendment No. 1 to Third Amended and Restated 5-Year Revolving Credit Agreement, dated as of April 18, 2018, among General Motors Company, General Motors Financial Company, Inc., GM Global Treasury Centre, General Motors do Brasil Ltda., the subsidiary borrowers from time to time parties thereto, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Citibank, N.A., as syndication agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Registrant)

	By:	/s/ Ann Cathcart Chaplin
Date: April 7, 2021		Ann Cathcart Chaplin
Corporate Secretary and Deputy General Counsel